EXHIBIT 5.1

W. Scott Lawler

Corporate/Securities Attorney

WSL@BoothUdall.com

March 6, 2015

Board of Directors

EMERALD DATA, INC.

Atbrivosanas Aleja 5

Rezekae, Latvia

Dear Board Members:

Emerald Data, Inc., a Nevada corporation (the “Company”), has asked me to opine on the legality of the registration under the Securities Act of 1933 (the “Securities Act”) of 2,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as described below.  A registration statement on Form S-1 has been prepared by the Company and filed with the Securities and Exchange Commission on November 28, 2014 (the “Registration Statement”).  This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of 2,000,000 shares of the Common Stock (the “Registered Shares”). The Registered Shares are to be offered to the public by the Company on a self-underwritten, best efforts basis without the use of any underwriters, at fixed of $0.04 per share.

In connection with rendering this opinion I have examined copies of the Registration Statement and all exhibits thereto.  I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, (iii) all other documents to be filed as Exhibits to the Registration Statement, and (iv) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein.  In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Booth Udall Fuller, PLC |1255 W. Rio Salado Pkwy., Ste. 215 | Tempe, AZ 85281 | P: 480.830.2700

www.BoothUdall.com

Emerald Data, Inc. Exhibit 5.1 Page 2 of 2

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that the Registered Shares are legally issued, fully paid and non-assessable.

I hereby consent to the reference to my under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

By	/s/ W. Scott Lawler
W. Scott Lawler, Esq.